Exhibit 99.1

EPIX Reports First Quarter Results for 2003; Conference Call also to Feature Update of MS-325 Market Opportunities

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 24, 2003--EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the first quarter 2003.
    Financial highlights for the quarter ended March 31, 2003 included:

    -- Revenues of $3.5 million in 2003 as compared to $2.1 million in 2002. Revenues increased primarily as a result of an increase in product development revenues from Schering AG.

    -- Net loss of $5.4 million, or $0.32 per share, compared to a net loss of $4.6 million, or $0.28 per share, for the first quarter of 2002. Operating expenses increased primarily due to increased costs related to the completion of the Phase III clinical program for MS-325, the Company's lead product under development.

    -- Cash, cash equivalents and marketable securities totaled $21.0 million as of March 31, 2003.

    Recent operating highlights included:

    -- Announcement that the second of our four Phase III clinical trials met its primary endpoints (p is less than 0.001) and confirmed the results of the first Phase III trial. The data were presented at the 2003 European College of Radiology Annual Scientific Session.

    -- Announcement of the completion of enrollment for the final two trials in the four-trial Phase III clinical program for MS-325. These trials are studying vascular disease in the pedal and renal arteries.

    -- Announcement of the selection of a compound to move toward clinical development. The compound, named EP-2104R, is an imaging agent specifically designed to enable detection of thrombus, or blood clots, in humans using MRI.

    "Having completed enrollment in our MS-325 Phase III program, our focus on preparing for commercialization of an approved product has intensified," said Michael D. Webb, CEO of EPIX. "The diagnostic imaging market is growing dramatically, and we remain convinced that, after approval by the FDA, MS-325 will not only capture a significant portion of existing X-ray and magnetic resonance angiographic (MRA) exams, but will also grow the market by providing a robust, high resolution, and minimally-invasive alternative for diagnosing vascular disease."
    "History has shown that when a reliable, less-invasive, and less-expensive diagnostic tool becomes available, doctors adopt that method," Webb continued. "Certainly MRA of the cerebral and carotid arteries, where MRA is less technically challenging, has followed this pattern. Today, use of MRA in these arteries dwarfs the diagnostic testing done by X-ray angiography. In 2002, there were 1.7 million MRAs of the cerebral and carotid arteries and only 500,000 X-ray angiograms. We expect that when MS-325 becomes commercially available and offers clinicians an easy and reliable way to diagnose disease, the majority of the 4.6 million diagnostic x-ray angiograms will convert to MRA. We also believe that when MS-325 becomes available, it will replace a substantial portion of the existing 2.2 million MRAs that were performed in 2002 because of the advantages of MS-325's one hour imaging window. We expect that a longer imaging window will allow not only visualization of the lumen, but also vessel walls. MS-325 also makes MRA much easier to perform, and allows visualization of multiple arterial beds throughout the body, with a single injection, in a single imaging session."
    EPIX will hold a conference call and live webcast to discuss the first quarter of 2003 financial results and an MS-325 market update at 4:30 pm EST today. Michael D. Webb, Chief Executive Officer, will host the call, along with Chief Financial Officer Peyton Marshall. The dial-in number for the EPIX Medical conference call is 888-464-7607. A recording of this call may be accessed from 7:00 pm on April 24 through until Monday, April 28, by calling 800-642-1687, reservation code 9793593. The press release and the conference call webcast can also be found on the EPIX website at www.epixmed.com. An archived version will be available on the EPIX website two hours after the live webcast,.
    EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of cardiovascular disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical web site at www.epixmed.com.

    This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

                          EPIX Medical, Inc.
                  Condensed Statements of Operations
                              (Unaudited)
               (In thousands, except per share amounts)


                                          Three Months Ended March 31,
                                             2003             2002

Revenues                                      $3,496           $2,066
Operating Expenses:
Research and development                       7,392            5,412
General and administrative                     1,607            1,378
  Total operating expenses                     8,999            6,790
Operating loss                                (5,503)          (4,724)
Other income, net                                 81              153

Loss before provision for income taxes        (5,422)          (4,571)
Provision for income taxes                        27               19

Net loss                                     $(5,449)         $(4,590)
Net loss per share                            $(0.32)          $(0.28)
Weighted average shares                       17,090           16,417


                       Condensed Balance Sheets


                                           March 31,     December 31,
                                             2003            2002
Assets:
    Cash, cash equivalents and available-
     for-sales marketable securities          $20,958         $28,112
    Other current assets                          950             691
    Property and equipment, net                 1,169           1,293
    Other assets                                   57              59
Total assets                                  $23,134         $30,155

Liabilities and stockholders' (deficit) equity:
    Accounts payable and accrued expenses      $8,706          $8,298
    Other current liabilities                   6,657           8,141
    Long-term liabilities                       7,150           7,829
    Stockholders' (deficit) equity                621           5,887
Total liabilities and stockholders'
 (deficit) equity                             $23,134         $30,155


    CONTACT: EPIX Medical, Inc.
             Peyton Marshall, CFO
             Sydney Barrett, Investor Relations Manager
             617/250-6012